Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 86 to the Registration Statement on Form N-1A of our report dated September 28, 2009 for Fidelity Advisor Series I: Fidelity Advisor Leveraged Company Stock Fund on the financial statements and financial highlights included in the July 31, 2009 Annual Reports to Shareholders of the above referenced fund which is also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
October 5, 2009